Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in this Registration Statement of Investors Real Estate Trust on Form S-3 of our report dated May 22, 2003 (February 15, 2006 as to the effects of discontinued operations as disclosed in Note 13), on the consolidated statements of operations, shareholders’ equity and cash flows of Investors Real Estate Trust for the fiscal year ended April 30, 2003, appearing in the Current Report on Form 8-K of Investors Real Estate Trust filed on or about February 15, 2006, with the Securities and Exchange Commissions, and of our report dated May 22, 2003 on financial statement schedules, appearing in the Annual Report on Form 10-K of Investors Real Estate Trust for the fiscal year ended April 30, 2005. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

BRADY, MARTZ & ASSOCIATES, P.C.

Minot, ND
February 16, 2006